EXHIBIT 23

INDEPENDENT AUDITOR’S CONSENT

     We consent to the incorporation by reference in the Registration Statements of Dean Foods Company on Form S-3 (Nos. 333-69627, 333-77813, 333-13119, 333-29207, 333-34133, and 333-45749), Form S-4 (No. 333-29741) and on Form S-8 Nos. 333-68319, 333-80641, 333-11185, 333-28019, 333-28021, 333-41353, 333-50013, 333-55969, 333-30160, 333-42828, 333-64936, 333-75820 and 333-103252) of our reports dated March 24, 2003 and July 3, 2003 as to Note 26 (which reports express an unqualified opinion and include an explanatory paragraph relating to the change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standard No. 142 and an explanatory paragraph relating to the restatement described in Note 26) appearing in the Annual Report on Form 10-K/A of Dean Foods Company for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Dallas, Texas
July 3, 2003